CERTIFICATE OF AMENDMENT
                      OF THE CERTIFICATE OF INCORPORATION
                                       OF
                             SOFTNET SYSTEMS, INC.
               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                      ****

WE THE UNDERSIGNED, John I. Jellinek and Eleanor Ault, being respectively the President and the Assistant Secretary of SoftNet Systems, Inc. hereby certify:

        Article 1. The name of the corporation is SoftNet Systems, Inc. (the "Corporation"), originally known as Tensor Electric Development Co., Inc.

        Article 2. The certificate of incorporation of the Corporation was filed by the Department of State on the 12th day of December, 1956.

        Article 3.

                         (a) The certificate of incorporation is amended to increase the number of authorized shares of common stock of the Corporation.

                         (b) To effect the foregoing Article Third (a) relating to the Corporation's common stock, Article Third of the Certificate of Incorporation of the Corporation is hereby amended by changing the first sentence to read as follows:

                         THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is Twenty Nine Million (29,000,000) shares, of which Twenty Five Million (25,000,000) shall be common stock, par value $0.01 per share and Four Million (4,000,000) share shall be Preferred Stock, par value $0.01 per share.


        Article 4. The foregoing amendment was authorized by an vote of the Board of Directors followed by a vote of in excess of two-thirds of all outstanding shares entitled to vote on amendments to the Certificate of Incorporation at a meeting of the shareholders.

IN WITNESS WHEREOF, we have signed this certificate on the 25th day of March, 1996 and we affirm the statements contained therein as true under penalties of perjury.

                              _________________________________
                              John I. Jellinek, President



                              _________________________________
                              Eleanor Ault, Assistant Secretary